Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Transcat, Inc.

Rochester, NY

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-109985, 333-191438 and 333-191631) and Form S-3 (Registration Nos. 333-250135, 333-260217, 333-272069, 333-273616, 333-274050 and 333-274611) of Transcat, Inc. of our report dated May 28, 2024 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Transcat, Inc., which appear in this Form 10-K of Transcat, Inc. for the year ended March 30, 2024.

/s/ Freed Maxick CPAs P.C.

Rochester, New York

May 28, 2024